Exhibit 99.1

KULR to Showcase AI Datacenter Battery Energy Storage Solution at Reuters Energy Live 2025

HOUSTON / GLOBENEWSWIRE / December 09, 2025 / KULR Technology Group, Inc. (NYSE American: KULR) (the “Company” or “KULR”), a Bitcoin+ Treasury company that builds a portfolio of frontier high-performance energy systems for cross-industry applications, today announced it will serve as a Sponsor of Reuters Energy Live 2025 and CTO Dr. William Walker will deliver a presentation on the Company’s next-generation Battery Backup Units (BBUs) titled, “Re-Shaping Backup Power: Inside the KULR ONE® MAX ORV3 Architecture for Safe, High-Performance 21700-Based BBU Systems” on Wednesday, December 10th at 10:40 AM CT.

“AI server racks are evolving toward integrated battery backup as a standard requirement - not an accessory. BBUs are becoming a key part of the core power architecture as it solves two macro bottlenecks: AI power instability and grid reliability - making it indispensable as compute scales,” said Michael Mo, CEO of KULR. “Reuters Energy Live is the ideal venue to demonstrate how the KULR ONE® MAX ORV3 architecture with its integrated safety designs can enable the next chapter of data-center electrification. It positions KULR upstream in the AI build-out and creates long-term strategic lock-in with AI server manufacturers and cloud service platforms.”

During the session, KULR will introduce the KULR ONE® MAX, an ORV3-based reference design engineered to help AI-scale data centers transition from legacy BBU architectures to safe, certifiable, high-power lithium-ion systems built on the widely adopted 21700 cell platform.

Demonstrating Safety-by-Design for the AI Power Era

The KULR ONE® MAX brings together advanced cell screening, pack engineering, thermal-propagation resistance, and UL 9540/9540A qualification within a vertically integrated workflow -- demonstrating how safety can be embedded into the earliest stages of BBU design rather than treated as a late-stage certification hurdle.

“Abuse testing in prototype units of the KULR ONE® MAX (K1M) architecture have successfully prevented thermal runaway propagation in 8 of 8 performed tests to date,” added Peter Hughes, Vice President of Engineering at KULR. “The K1M shares similar features to the KULR ONE® SPACE (K1S) battery line, reinforcing a cell agnostic, passive propagation resistant (PPR), architecture worthy of future UL9540/9540A certification.”

The system’s standardized 48V module and scalable architecture offer a repeatable path for OEMs seeking:

•	Predictable discharge characteristics.
•	Tray-level parallelization for AI power shelves.
•	Thermal and electrical stability under high C-rate loads.
•	Compliance with increasingly stringent UL 9540A safety requirements.

Positioning KULR at the Center of Data-Center Electrification

KULR’s presentation will underscore how standardized building blocks like the KULR ONE® MAX can:

•	Accelerate deployment cycles for hyperscale and edge data centers.
•	Reduce risk and cost within CSP BBU development pipelines.
•	Support global supply chain alignment around U.S.-built critical-power infrastructure.
•	Enable a shift from reactive safety testing to proactive engineering discipline.

The discussion will also address why tomorrow’s BBUs must operate as fully engineered systems, integrating chemistry, electronics, firmware, thermal controls, and compliance, while still delivering the power density and dynamic performance required for high-intensity AI workloads.

About KULR Technology Group, Inc.

KULR Technology Group, Inc. (NYSE American: KULR) is a Bitcoin+ Treasury company that builds a portfolio of frontier high-performance energy systems for cross-industry applications. KULR delivers cutting-edge energy storage solutions for space, aerospace, and defense by leveraging a foundation of in-house battery design expertise, comprehensive cell and battery testing suite, and battery fabrication and production capabilities. The Company’s offering allows delivery of commercial-off-the-shelf and custom next-generation energy storage systems in rapid timelines for a fraction of the cost compared to traditional programs. Since late 2024, KULR has included bitcoin as a primary asset in its treasury program and committed to allocating up to 90% of its excess cash to the acquisition of bitcoin.

About Reuters Energy Live 2025

Energy LIVE is Reuters Events’ flagship conference and expo that brings the full energy ecosystem together under one roof to solve the industry’s most urgent commercial and operational challenges. The event will feature 3,000-plus senior executives across three strategic stages, a showcase of 75-plus exhibitors, and six strategic content pillars.

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Safe Harbor Statement

This release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Form 10-K filed with the Securities and Exchange Commission on March 31, 2025, as may be amended or supplemented by other reports we file with the Securities and Exchange Commission from time to time. Forward-looking statements include statements regarding our expectations, beliefs, intentions, or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” and “would” or similar words. All forecasts are provided by management in this release are based on information available at this time and management expects that internal projections and expectations may change over time. In addition, the forecasts are entirely based on management’s best estimate of our future financial performance given our current contracts, current backlog of opportunities and conversations with new and existing customers about our products and services. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

Investor Relations:

KULR Technology Group, Inc.

Phone: 858-866-8478 x 847

Email: ir@kulr.ai

KULR Media Relations:

M Group Strategic Communications (on behalf of KULR)

Email: kulr@mgroupsc.com